UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant o

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SONIC FOUNDRY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SONIC FOUNDRY, INC.

222 West Washington Avenue

Madison, Wisconsin 53703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 10, 2023

The Annual Meeting of Stockholders of SONIC FOUNDRY, INC., a Maryland corporation (“Sonic” or the "Company") will be held virtually, over the Internet, on March 10, 2023 at 9:00 a.m. (Central time), for the following purposes:

1.	To elect one director to hold office for the term set forth herein and until his successor is duly elected and qualified.

2.	To vote on a Proposal to amend the 2020 Equity Incentive Plan to increase the number of shares of common stock subject to the plan from 2,000,000 to 3,000,000.

3.	To approve, by a non-binding advisory vote, of the compensation paid by Sonic to its named executive officers;

4.	To ratify the appointment of Wipfli LLP as our independent auditors for the fiscal year ending September 30, 2023; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All the above matters are more fully described in the accompanying Proxy Statement.

The Annual Meeting will be a virtual meeting held over the Internet via Mediasite at www.sonicfoundry.com/investors/annual-meeting. You will be able to vote your shares electronically at proxyvote.com by entering your sixteen-digit control number located on your proxy card or in the email you have consented to receive from your bank/broker that retains your shares.

Only holders of record of our common stock at the close of business on January 20, 2023 are entitled to notice of, and to vote at, this virtual meeting or any adjournment or adjournments thereof. You are invited to attend the virtual annual meeting if you are a stockholder of record or a beneficial owner of shares of our common stock as of the Record Date.

The Company has also arranged for space in our offices located at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 from which you can access the Internet and attend the meeting. Should you wish to do so, please contact Laura Delis at laura.delis@sonicfoundry.com no later than seven days prior to the virtual annual meeting. This is an option we are providing for your convenience, as required by Maryland law. YOU DO NOT HAVE TO UTILIZE THIS SPACE IN ORDER TO ACCESS THE VIRTUAL MEETING. YOU MAY ACCESS THE VIRTUAL MEETING FROM ANY CONVENIENT LOCATION.

Please complete and return the enclosed proxy in the envelope provided or follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet.

By Order of the Board of Directors,

Madison, Wisconsin	Ken Minor
January 26, 2023	Secretary

If you cannot personally attend the virtual meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States or, follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet. Doing so will save us the expense of further mailings. If you sign and return your proxy card without marking choices, your shares will be voted in accordance with the recommendations of the Board of Directors.

SONIC FOUNDRY, INC.

222 W. Washington Avenue

Madison, Wisconsin 53703

January 26, 2023

PROXY STATEMENT

The Board of Directors of Sonic Foundry, Inc., a Maryland corporation (“Sonic” or the "Company"), hereby solicits the enclosed proxy. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies:

FOR the election of William St. Lawrence for term expiring in 2028;

FOR a Proposal to amend the 2020 Equity Incentive Plan to increase the number of shares of common stock subject to the plan from 2,000,000 to 3,000,000;

FOR the approval, by a non-binding advisory vote, of the compensation paid by Sonic to its Named Executive Officers; and

FOR the ratification of the appointment of Wipfli LLP as independent auditors of Sonic for the fiscal year ending September 30, 2023.

In the event that a nominee for director becomes unavailable to serve, which management does not expect, the persons named in the proxy reserve full discretion to vote for any other persons who may be nominated. Proxies may also be authorized by telephone or over the Internet by following the instructions on the proxy card. Any stockholder giving a proxy may revoke it at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about February 6, 2023.

Each holder of Sonic's common stock will be entitled to one vote for each share of common stock standing in his or her name on our books at the close of business on January 20, 2023 (the “Record Date”). Only holders of issued and outstanding shares of Sonic's Common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting, including any adjournment or postponement thereof. On that date, we had outstanding and entitled to vote 12,075,510 shares of Sonic's common stock, held by approximately 2,500 stockholders, of which all but approximately 200 were held in street name.

The Annual Meeting will be a virtual meeting held over the Internet via Mediasite at www.sonicfoundry.com/investors/annual-meeting. You will be able to vote your shares electronically at proxyvote.com by entering your sixteen-digit control number located on your proxy card or in the email you have consented to receive from your bank/broker that retains your shares.

The Company has also arranged for space in our offices located at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 from which you can access the Internet and attend the virtual meeting. Should you wish to do so, please contact Laura Delis at laura.delis@sonicfoundry.com no later than seven days prior to the virtual Annual Meeting. This is an option we are providing for your convenience, as required by Maryland law. YOU DO NOT HAVE TO UTILIZE THIS SPACE IN ORDER TO ACCESS THE VIRTUAL MEETING. YOU MAY ACCESS THE VIRTUAL MEETING FROM ANY CONVENIENT LOCATION.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders to be Held on March 10, 2023: this proxy statement and the accompanying annual report are available at: www.sonicfoundry.com/investors.

QUORUM; VOTES REQUIRED

Votes cast by proxy or in person at the virtual Annual Meeting will be tabulated by the inspector of elections appointed for the virtual Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as present and entitled to vote for any other purpose. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, which is known as a broker non-vote, such shares will also be considered present for purposes of a quorum, provided that the broker exercises discretionary authority on any other matter in the Proxy. A majority of the shares of stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the virtual Annual Meeting. The election of Directors requires a plurality of the votes present and entitled to vote. Therefore, the director who receives the highest vote total will be elected. Neither an abstention nor a withheld vote will affect the outcome of the election. The vote to amend the 2020 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast at the virtual Annual Meeting. If you abstain from voting or withhold your vote on either of these proposals, it will have the same effect as a vote against the proposals.  The non-binding advisory vote of the compensation paid by the Company to its Named Executive Officers and the ratification of the appointment of Wipfli, LLP requires the affirmative vote of the holders of a majority of the votes cast at the virtual Annual Meeting. If you abstain or withhold your vote on these proposals, it will have no effect on the outcome of the proposal.

The New York Stock Exchange ("NYSE") has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain discretionary matters but do not have discretion to vote uninstructed shares as to certain other non-discretionary matters. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote with respect to the non-discretionary matters with respect to which the broker has not received instructions from the beneficial owner is referred to as a "broker non-vote". Under current NYSE interpretations, the proposal to ratify the appointment of Wipfli, LLP as our independent auditor is considered a discretionary matter while the other proposals are considered non-discretionary matters. As a result, while broker non-votes will count toward the quorum requirement, they will not count toward the determination of whether the director nominee is elected, whether the non-binding advisory vote of the compensation paid by the Company to its Named Executive Officers is approved or whether the amendment to the 2020 Stock Incentive Plan is approved.

DATE, TIME AND PLACE OF ANNUAL MEETING

The Annual Meeting will be held virtually, over the Internet, on March 10, 2023 at 9:00 a.m. (Central time).

HOW TO VOTE AT THE ANNUAL MEETING

The Annual Meeting will be a virtual meeting held over the Internet via Mediasite at www.sonicfoundry.com/investors/annual-meeting. You will be able to vote your shares electronically at proxyvote.com by entering your sixteen-digit control number located on your proxy card or in the email you have consented to receive from your bank/broker that retains your shares.

The Company has also arranged for space in our offices located at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 from which you can access the Internet and attend the virtual meeting. Should you wish to do so, please contact Laura Delis at laura.delis@sonicfoundry.com no later than seven days prior to the virtual annual meeting. This is an option we are providing for your convenience, as required by Maryland law. YOU DO NOT HAVE TO UTILIZE THIS SPACE IN ORDER TO ACCESS THE VIRTUAL MEETING. YOU MAY ACCESS THE VIRTUAL MEETING FROM ANY CONVENIENT LOCATION.

PROPOSAL ONE: ELECTION OF DIRECTOR

Our Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into five classes, with each class having a five-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of the Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by a majority vote of the entire Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting of stockholders or until such director’s successor is elected and qualified.

Our Amended and Restated Articles of Incorporation provide that the number of directors, which shall constitute the whole Board of Directors, shall be changed from time to time by or pursuant to a resolution passed by the Board of Directors. The currently authorized number of directors is five. The seat on the Board of Directors currently held by William St. Lawrence is designated as a Class V Board seat, with a term expiring at the Annual Meeting. The Board of Directors has nominated William St. Lawrence as a Class V Director for election at the Annual Meeting.

If elected at the Annual Meeting, Mr. St. Lawrence would serve until the 2028 Annual Meeting and until his successor is elected and qualified or until his earlier death, resignation or removal. We anticipate that Mr. St. Lawrence will be a candidate when the election is held. However, if he should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for a substituted nominee (except where the proxy withholds authority with respect to the election of directors).

The election of Mr. Lawrence requires a plurality of the votes present and entitled to vote.

Nominee for Director for a Five-Year term expiring on the 2028 Annual Meeting

William St. Lawrence	Term Expires in 2023
(Class V director)

Mr. St. Lawrence, age 53, has been a Director since May 2021. Mr. St. Lawrence has served as the General Counsel / VP of Business Development at Cayster, Inc (formerly BioDental Sciences), a dental technology and services company, since August 2019. Prior to joining Cayster, Mr. St. Lawrence served from February 2017 to August 2019, as the General Counsel and then interim CEO at Northern Power Systems (TSX), a VT-based renewable energy company. From September 2012 to December 2020, Mr. St. Lawrence was General Counsel and Chief Administrative Officer / Advisor for Northeast Wireless Networks, a wholesale shared access cellular networks company acquired by AT&T in September 2018. Mr. Lawrence serves as an advisor to a variety of technology and other companies. Mr. St. Lawrence has a B.A. in History from Hobart and William Smith Colleges and a J.D. from the University of Maine School of Law.

DIRECTORS CONTINUING IN OFFICE

Nelson A. Murphy	Term Expires in 2024
(Class I Director)

Mr. Murphy, age 62, has been a Director since November 2017. Since June 2022, Mr. Murphy has served as Vice President for Finance and Administration at Transylvania University, a liberal arts college.  From January 2015 to May 2020, Mr. Murphy had been the Executive VP, Finance & Operations for Catawba College, a private liberal arts college.  From August 2013 to June 2015, Mr. Murphy was VP, International Finance at Syniverse Technologies, Inc., a provider of mobile technologies, and from October 2003 to August 2013 served as VP – Finance, Defensive Systems Division at Northrop Grumman Corporation, a global security company. Previously, Mr. Murphy served in various senior finance roles at AT&T including responsibility for finance in operations located in Europe, the Middle East and Latin America. Mr. Murphy has a B.S. in Accounting from Wake Forest University.

Joe Mozden Jr.	Term Expires in 2025
(Class II Director)

Mr. Mozden, age 59, has served as a Director and the Company’s Chief Executive Officer, since September 2020. Prior to joining the Company, from September 2015 to September 2020, Mr. Mozden served as Vice-President of DeVry University and leader of DeVryWORKS, an e-learning platform focused on servicing corporations, military and educational institutions. From 2005 to 2015 he served as Executive Vice-President and Chief Operating Officer for the Allant Group, a private equity-owned multi-channel marketing services provider specializing in database marketing, data aggregation, and analytics for advanced advertising, direct mail, telemarketing, e-mail marketing, and big data. He also has been in sales and marketing roles at Commonwealth Telephone Enterprises, Inc. and LSSI, a data aggregator providing content and SaaS offerings to telco, marketing, cable and SEO companies. His other board affiliations include a manufacturing company and a non-for-profit charitable organization. Mr. Mozden received a BS in Electrical Engineering from Rensselaer Polytechnic Institute and an MBA in Finance and International Business from the New York University Stern School of Business.

Mark D. Burish	Term Expires in 2026
(Class III Director)

Mr. Burish, age 69, has been a Director since March 2010 and has served as Non-Executive Chair since April 2011. Mr. Burish is a shareholder of the law firm of Hurley Burish SC, Madison, WI, which he helped start in 1983. He was the founder and CEO of Our House Senior Living, LLC, Milestone Senior Living, LLC and Milestone Management Services, LLC which he started in 1997 and later sold. Mr. Burish received his BA degree in communications from Marquette University in 1975 and his JD degree from the University of Wisconsin in 1978.

Brian T. Wiegand	Term Expires in 2027
(Class IV Director)

Mr. Wiegand, age 54, has been a Director of the Company since July 2012, and is a serial entrepreneur who successfully founded and sold several internet-based companies. From January 2017 to August 2022, he was the founder and CEO of Gravy, Inc., a live video shopping platform. Mr. Wiegand founded and served as CEO of Hopster, a company that links digital marketing efforts with real-world shopping behavior by rewarding consumer purchase loyalty, engagement and advocacy. Hopster announced in October 2014 that it was acquired by Inmar, Incorporated, where Mr. Wiegand served as SVP of Growth and Strategy from the date of purchase to August 2016. Mr. Wiegand co-founded and served as executive chair of the board of Alice.com, an online retail platform that connects manufacturers and consumers in the consumer packaged goods market. Alice.com filed for receivership in August 2013. Mr. Wiegand also co-founded Jellyfish.com, a shopping search engine, in June of 2006. He served as CEO until October 2007 when the company was sold to Microsoft. Mr. Wiegand continued with Microsoft as the General Manager of Social Commerce until May 2008. He also co-founded NameProtect, a trademark research and digital brand protection services company in August 1997 which was sold to Corporation Services Company in March 2007. In addition, Mr. Wiegand founded BizFilings in 1996, the Internet’s leading incorporation services company. He served as the President and CEO of BizFilings until 2002 when the company was acquired by Wolters Kluwer. Mr. Wiegand attended the University of Wisconsin – Madison.

When considering whether the Board of Directors and nominees thereto have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members' biographical information set forth above. Each of the Company's directors possess high ethical standards, act with integrity and exercise careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, each of our directors has exhibited judgment and skill, and has either been actively involved with the Company for a considerable period of time or has experience with other organizations of comparable or greater size. Mr. Burish brings valuable legal experience to the Board as well as experience obtained through founding multiple companies. Mr. Wiegand has significant experience in founding and operating technology companies and building brand awareness with both businesses and consumers. Mr. Murphy has significant experience in finance and accounting both in the higher education field as well as with technology companies. Mr. Mozden has significant experience in developing and managing e-learning platforms. Mr. St. Lawrence has substantial experience in business law and managing technology companies.

CORPORATE GOVERNANCE

Director Independence

The Company recently uplisted to the NASDAQ Capital Market (“NASDAQ”). NASDAQ requires that a majority of the members of our Board be independent, as defined under NASDAQ’s rules. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.”  The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or has engaged in various types of business dealings with the Company. The subjective test states that an independent director must be a person who lacks a relationship that in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities as they relate to the Company. Based on this review and consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that Nelson A. Murphy, William St. Lawrence and Brian T. Wiegand are independent, constituting a majority of the Board.

Policy for Director Attendance at Annual Meeting of Stockholders

The Company expects that all directors and nominees for election as directors at an annual meeting of stockholders will attend the annual meeting, absent a valid reason, such as a schedule conflict. All seven of the then-incumbent directors attended the 2022 Annual Meeting of Stockholders.

Board Leadership Structure and Role in Risk Oversight

Mark D. Burish serves as Non-Executive Chairman of the Board and Joe Mozden Jr. serves as our Chief Executive Officer.  The Company believes that having separate positions provides an appropriate leadership structure.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Management, through its disclosure committee, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the audit committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

the audit committee assists the Board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The Board also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The compensation committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

Board Structure and Meetings

The Board met three times during Fiscal 2022. The Board also acted by written consent from time to time. All directors attended at least 75% of the total number of Board meetings and committee meetings on which they serve (during the period in which each director served).  In addition, NASDAQ marketplace rules contemplate that the independent members of our Board will meet during the year in separate closed meetings referred to as “executive sessions” without any employee director or executive officer present.  Executive sessions were usually held after regularly scheduled Board meetings during Fiscal 2022.

The Board of Directors has four standing committees, the Audit Committee, the Compensation Committee, the Governance Committee and the Nominations Committee. The Board of Directors also established a special committee of disinterested and independent members to consider and negotiate the terms of transactions between the Company and Mark D. Burish and Frederick H. Kopko, Jr., the Company’s chair and former board member, respectively.

Sonic has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the Audit Committee are Messrs. Murphy (chair), St. Lawrence and Wiegand. Sonic’s Board of Directors has determined that each member of Sonic’s Audit Committee is “independent” as that term is used in Rule 10A-3 under the Exchange Act and as defined under Nasdaq listing standards. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility including: (i) internal and external financial reporting, (ii) risks and controls related to financial reporting, and (iii) the internal and external audit process. The Audit Committee is also responsible for recommending to the Board the selection of our independent public accountants and for reviewing all related party transactions. The Audit Committee met four times in Fiscal 2022. A copy of the charter of the Audit Committee is available on Sonic’s website at www.sonicfoundary.com/investors.

Sonic's Board of Directors has determined that, due to his experience serving in senior financial roles at several companies as well as his degree in accounting, Mr. Murphy meets the definition of audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission. The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the Audit Committee.

The Compensation Committee consists of Messrs. Wiegand (chair) and St. Lawrence. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined under Nasdaq listing standards. The Compensation Committee makes recommendations to the Board with respect to salaries of employees, the amount and allocation of any incentive bonuses among the employees, and the amount and terms of stock options to be granted to executive officers. The Compensation Committee met four times in Fiscal 2022. A copy of the charter of the Compensation Committee is available on Sonic’s website at www.sonicfoundary.com/investors.

The Nominations Committee consists of Messrs. Wiegand (chair) and Murphy. The Board of Directors has determined that all of the members of the Nominations Committee are “independent” as defined under Nasdaq listing standards. The purpose of the Nominations Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors. Our Board of Directors has adopted a charter for the Nominations Committee, which is available on Sonic’s website at www.sonicfoundary.com/investors. The Nominations Committee will review all candidates in the same manner regardless of the source of the recommendation. In recommending candidates for election to the Board of Directors, the Nominations Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Generally, the Nominations Committee will consider various criteria in considering whether to make a recommendation. These criteria include expectations that directors have substantial accomplishments in their professional backgrounds and are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. Director candidates should possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interest of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. While the Board of Directors has not adopted a policy regarding diversity, we also believe our directors should come from diverse backgrounds and experience bases in order to promote the representation of diverse views on the Board of Directors. Stockholder recommendations of candidates for Board membership will be considered when submitted to Corporate Secretary, Sonic Foundry, Inc., 222 W. Washington Ave., Madison, WI 53703. When submitting candidates for nomination to be elected at Sonic's annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by Sonic's bylaws.

In particular, for a stockholder to nominate a candidate for election at the 2024 Annual Meeting of Stockholders, the nomination must be delivered or mailed to and received by Sonic's Secretary no later than December 11, 2023 and no earlier than November 11, 2023 (or, if the 2024 annual meeting is advanced by more than 30 days or delayed by more than 60 days from March 10, 2024, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made). The nomination must include the same information as is specified in Sonic's bylaws for stockholder nominees to be considered at an annual meeting, including the following:

•	The stockholder's name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;
•	The number of shares of Sonic's capital stock owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;
•

Any derivative positions with respect to shares of capital stock of Sonic held or beneficially held by or on behalf of such stockholder and by or on behalf of such beneficial owner, the extent to which any hedging or other transaction or series of transactions has been entered into with respect to the shares of capital stock of Sonic by or on behalf of such stockholder and by or on behalf of such beneficial owner, and the extent to which any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder and such beneficial owner with respect to shares of capital stock of Sonic;

•

A representation that the stockholder is a holder of record of stock of Sonic entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

•

A representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Sonic’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination;

•

Sonic may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Sonic, and whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of Sonic; and

•

Information regarding the nominee that would be required to be included in Sonic's proxy statement by the rules of the Securities and Exchange Commission, including the nominee's age, business experience for the past five years and any other directorships held by the nominee.

Any nominations received from stockholders must be in full compliance with applicable laws and with Sonic's Bylaws.

In addition to satisfying the requirements under Sonic's bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Sonic’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 10, 2024, which is 60 calendar days prior to the anniversary of this year's meeting date.

DIRECTORS COMPENSATION

Our directors who are not also employees receive an annual retainer of $10,000 in addition to a fee of $750 for attendance at each meeting of the Board of Directors and $500 per committee meeting attended, other than special committee meetings for which members receive $1,000 per committee meeting attended. In addition, the chair of the Audit Committee receives an Audit Committee annual retainer of $4,000 and the chair of the Compensation Committee receives a $1,500 Compensation Committee annual retainer. Mr. Burish receives an annual retainer of $17,500 as compensation for his services as Chair of the Board of Directors. The total fee compensation earned by the six non- employee directors combined in Fiscal 2022 was $107,250. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Directors who are also employees do not receive any compensation for their participation in Board or Board Committee meetings. Each director, at his or her election, may receive retainer and meeting attendance fees in cash or shares of Sonic's common stock.

Pursuant to Sonic's 2008 Non-Employee Directors Stock Option Plan, as amended (the “Directors Plan”) we grant to each non-employee director who is reelected or who continues as a member of the Board of Directors at each annual stockholders meeting a stock option to purchase 2,000 shares of Sonic's common stock. Further, the chair of our Audit Committee receives an additional stock option grant to purchase 500 shares of Sonic's common stock per year pursuant to the Directors Plan.

The exercise price of each stock option granted was equal to the market price of Sonic's common stock on the date the stock option was granted. Stock options issued under the Directors Plan vest fully on the first anniversary of the date of grant and expire after ten years from date of grant. An aggregate of 150,000 shares are reserved for issuance under the Directors Plan.

If any change is made in the stock subject to the Directors Plan, or subject to any option granted thereunder, the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the type(s), number of securities and price per share of stock subject to such outstanding options.

The following table summarizes cash and equity compensation provided our non-employee directors during the fiscal year ended September 30, 2022.

Name (a)	Fees Earned Or Paid In Cash ($)(1) (b)	Option Awards ($)(2) (c)	Total ($) (d)

Mark D. Burish	29,750	3,740	33,490
Taha Jangda(3)	12,500	3,740	16,240
Frederick H. Kopko(3)	12,250	3,740	15,990

Nelson A. Murphy	19,250	6,545	25,795
William St. Lawrence	15,250	3,740	18,990
Brian T. Wiegand	17,750	3,740	21,490

(1)

The amount reported in column (b) is the total of retainer fees and meeting attendance fees paid in cash or at the election of the Director, the equivalent value in Sonic's common stock based on the closing price of the stock on the date of the election.

(2)

The amount reported in column (c) is the aggregate grant date fair value of options granted during the fiscal year ended September 30, 2022, in accordance with FASB ASC Topic 718. Each director received an option award of 2,000 shares for the Shareholder meeting held on March 10, 2022, and a grant to Mr. Murphy of 1,500 options for his position as chair of the Audit Committee. Each grant was at an exercise price of $3.80 with fair value per share of $1.87.

(3)	Mr. Jangda resigned as a director on July 7, 2022 and Mr. Kopco resigned as a director on November 18, 2022.

EXECUTIVE OFFICERS OF SONIC

Our executive officers, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. There are no family relationships between any of the executive officers of Sonic.

Joe Mozden, age 59, was appointed by the Board of Directors to serve as the Company’s Chief Executive Officer, effective September 14, 2020. For further information regarding Mr. Mozden, please refer to “Directors Continuing in Office”.

Kenneth A. Minor, age 60, has been our Chief Financial Officer and Secretary since March 2021. Mr. Minor previously served as our Chief Financial Officer from June 1997 through May 2020. Mr. Minor provides fractional CFO and other financial consulting services through Spotlight CFO Services to other organizations, a firm he founded in August 2019. Mr. Minor is a certified public accountant and has a B.B.A. degree in accounting from Western Michigan University.

Robert M. Lipps, age 51, has been our Executive Vice President and General Manager since October 2022. First joining Sonic in April 2006 as Vice President of International Sales, Mr. Lipps has held various global sales & marketing leadership roles during his tenure, including serving as Executive Vice President of Sales from April 2008 to October 2022. He holds 25 years of sales leadership, business development and emerging market entry expertise in the technology and manufacturing sectors, including sales, marketing and channel management.  From January 2004 to March 2006 he served as General Manager of Natural Log Homes LLC, a New Zealand based manufacturer of log homes. From July 1999 to December 2002 he served as US Mid-Tier Alliance Manager & Latin America Region Manager at Adaytum, a software publisher of planning and performance management solutions, (acquired by Cognos Software, an IBM Company, in January 2003) and from May 1996 to July 1999 he served as International Sales Manager for Persoft, a software publisher of host access and mainframe connectivity solutions (acquired by Esker software in 1998). Mr. Lipps has a B.S. degree in Marketing from the University of Wisconsin at La Crosse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about the beneficial ownership of our common stock as of January 20, 2023, by each stockholder known by us to own beneficially more than 5% of our common stock, each of our executive officers named in the Summary Compensation Table (“Named Executive Officers”), each of our directors, and all of our directors and executive officers as a group. Unless otherwise noted, the mailing address for these stockholders is 222 West Washington Avenue, Madison, Wisconsin 53703.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of stock options or warrants exercisable within 60 days after January 20, 2023, which we refer to as Presently Exercisable Options or Presently Exercisable Stock Warrants, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Beneficial Owner(1)	Number of Shares of Class Beneficially Owned	Percent of Class(2)
Common Stock

Mark D. Burish(3) 33 East Main St. Madison, WI 53703	5,409,299	42.7%

Ron W. Busslinger(4) 27901 Via Del Agua Laguna Niguel, CA 92677	1,090,426	9.0

Andrew D. Burish(5) 8020 Excelsior Drive Madison, WI, 53717	1,041,929	8.5

Joe Mozden, Jr.(6)	478,200	3.8

Robert M. Lipps(7)	125,568	1.0

Nelson A. Murphy(8) 2300 W. Innes St. Salisbury, NC 28144	61,808	*

Brian T. Wiegand (9) 5574 Polo Ridge Waunakee, WI 53597	55,304	*

Kenneth A. Minor (10)	30,686	*

William St. Lawrence (11)	6,000	*

All current Executive Officers and Directors as a Group (7 persons)(12)	6,166,865	46.5

*	less than 1%
(1)

Sonic believes that the persons named in the table above, based upon information furnished by such persons, except as set forth in note (4) where such information is based on a Schedule 13G, have sole voting and dispositive power with respect to the number of shares indicated as beneficially owned by them.

(2)	Applicable percentages are based on 12,075,510 shares of Sonic's common stock outstanding as of January 20, 2023, adjusted as required by rules promulgated by the Securities and Exchange Commission.
(3)	Includes 18,000 shares subject to Presently Exercisable Options and 562,441 shares subject to Presently Exercisable Stock Warrants.
(4)	Based on Form 3 filed October 13, 2022
(5)	Includes 232,558 shares subject to Presently Exercisable Common Stock Warrants. Information is based on information provided to the Company on January 18, 2022.
(6)	Includes 450,000 shares subject to Presently Exercisable Options.
(7)	Includes 123,493 shares subject to Presently Exercisable Options.
(8)	Includes 14,500 shares subject to Presently Exercisable Options.
(9)	Includes 20,000 shares subject to Presently Exercisable Options.
(10)	Includes 1,666 shares subject to Presently Exercisable Options.
(11)	Includes 6,000 shares subject to Presently Exercisable Options.
(12)	Includes an aggregate of 1,196,100 Presently Exercisable Options and Common Stock Warrants

Narrative Discussion of Executive Compensation

Introduction

This Narrative Discussion of Executive Compensation describes our compensation strategy, policies, programs and practices for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Sales as the “Named Executive Officers.”

The Compensation Committee (the “Committee”) establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. The day-to-day design and administration of our retirement and employee benefit programs available to our employees are handled by our Human Resources and Finance Department employees. The Committee is responsible for reviewing these programs with management and approving fundamental changes to them.

Overview and Objectives of our Executive Compensation Program

The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to Sonic’s growth with the ultimate objective of increasing stockholder value.   Our compensation program consists of several forms of compensation:  base salary, annual bonus, long-term incentives and limited perquisites and benefits.

Base salary and annual bonus are cash-based while long-term incentives consist of stock option awards. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies on the process described in this section in its determination of compensation levels and allocations for each executive officer.

The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process. The Chief Executive Officer provides the Committee with an annual overall assessment of Sonic’s achievements and performance, his evaluation of individual performance and his recommendations for annual compensation and long-term incentive awards. The Committee has discretion to accept, reject or modify the Chief Executive Officer’s recommendations. The Committee determines the compensation for the Chief Executive Officer in an executive session.

Market Competitiveness

The Committee’s target is for total cash compensation to be competitive with a greater emphasis on upside potential tied to stock performance. Given competitive recruiting pressures, the Committee retains its discretion to deviate from this target under appropriate circumstances. The Committee periodically receives updates of the published compensation data.

Pay for Performance

The Committee believes that both long and short term compensation of executive officers should correlate to Sonic’s overall financial performance.  Incentive payouts will be larger with strong performance and smaller if Sonic’s financial results decline. From time to time, extraordinary Board-approved initiatives in a fiscal year, such as a restructuring, acquisition, or divestiture, are considered by the Committee in its overall evaluation of Sonic’s performance.

Peer Group Analysis

Compensation data came from a peer group of twelve public companies that we consider similar to our market for sales, or for key talent, or with similar financial or other characteristics such as number of employees. The companies in the peer group are described above.

Components of Executive Compensation

Base Salary

The Committee seeks to pay the executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company.

As part of determining annual compensation review, the Committee also considers the Chief Executive Officer’s recommendation regarding individual performance as well as internal equitable considerations.

In evaluating individual performance, the Committee considers initiative, leadership, tenure, experience, skill set for the particular position, knowledge of industry and business, and execution of strategy in placing the individual within the range outlined.

The Committee met on December 22, 2022 for consideration of base compensation changes for Messrs. Mozden, Minor and Lipps. In order to align compensation with company performance the Committee maintained base compensation at the current levels for Messrs. Mozden and Lipps representing $300,000 and $235,000, respectively and maintained compensation rates for Mr. Minor. Further, the Committee approved the calculation of bonus earned for each at $95,000 and $20,000. Finally, the Committee approved grants of stock options including: 1)175,000 options for Mr. Mozden that will vest equally on the next three annual anniversaries; and 2) 90,000 options for Mr. Mozden as additional compensation for other activities which vest immediately; and 20,000 and 5,000 grants for Messrs. Lipps and Minor, respectively, which vest equally on the next three annual anniversaries. All options have a maximum life of ten years and were issued with an exercise price equal to the closing market price on the date of grant.

Annual Performance-Based Variable Compensation

The performance-based variable compensation reported for each executive officer represents compensation that was earned based on incentive plans. The following describes the methodologies used by the Compensation Committee to determine the final annual performance-based variable compensation earned by each executive officer:

Selection of Performance Metrics. For fiscal 2022, the Compensation Committee designed an incentive program driven by achievement of a combination of targets for each of it’s the three brands Mediasite, Vidable and Global Learning Exchange. Messrs. Mozden and Lipps were included in the plan.

Payout Based on Performance Against Goals. For fiscal 2022 the Company’s performance, as evaluated by the Compensation Committee, lead to the determination Messrs. Mozden and Lipps earned $50,000 and $20,000, respectively. In addition, Mr. Mozden was awarded a bonus of $45,000 consistent with a prior compensation agreement.

Stock Options

The Committee has a long-standing practice of providing long-term incentive compensation grants to the executive officers. The Committee believes that such grants, in the form of stock options, help align our executive officers’ interests with those of Sonic’s stockholders. All stock options have been granted under our 2009 Stock Incentive Plan or 2020 Equity Incentive Plan (“Employee Plans”). The 2009 Stock Incentive Plan is now terminated.

The Committee reviews option grant recommendations by the Chief Executive Officer for each executive officer, but retains full discretion to accept, reject or revise each recommendation.  The Committee’s policy is to grant options on the date it approves them or such other future date as the Committee may agree at the time of approval. The exercise price is determined in accordance with the terms of the Employee Plan and cannot be less than the Fair Market Value, as defined in the Plan, of Sonic’s common stock. The Committee typically grants options once per year, but may grant options to newly hired executives at other times.

In making its determinations, the Committee considers the number of options or shares owned by the executive officers.

Health and Welfare Benefits

Our officers are covered under the same health and welfare plans, including our 401(k) plan, as salaried employees.

Employment Agreements

The Company has employment agreements with Messrs. Mozden and Lipps. Pursuant to such agreements, Messrs. Mozden and Lipps receive annual base salaries, of $300,000 and $235,000, respectively, subject to increase each year at the discretion of the Board of Directors. Messrs. Mozden and Lipps are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provides that a cash severance payment be made upon termination, other than for cause, or upon death or disability.  In the case of Mr. Mozden, such cash severance is equal to his then current base compensation paid bi-weekly over a twelve-month period. In the case of Mr. Lipps, such cash severance is equal to the highest cash compensation paid in any of the last three fiscal years immediately prior to termination.  In addition, Messrs. Mozden will receive immediate vesting of all previously unvested common stock and stock options and have the right to voluntarily terminate his employment, and receive the same severance arrangement detailed above following (A) a change in control defined as (i) any “person” becoming a “ beneficial” owner of stock of Sonic representing 50% or more of the total voting power of Sonic's then outstanding stock; or, (ii) Sonic is acquired by another entity through the purchase of substantially all of its assets or securities; or (iii) Sonic is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock; or (B) good reason defined as (i) a material diminution of his title, authority, status, duties or responsibilities; (ii) A material breach by the Company of the employment agreement; or (C) and change in the location of the Company’s principal office to a location more than 50 miles outside of the Madison metropolitan area.

Mr. Lipps may similarly voluntarily terminate his employment and receive severance equal to the base and incentive compensation received by him in the fiscal year immediately prior to his termination upon a change in control if, one of the instances of good reason occurs within two years of such change in control without the consent of Mr. Lipps, with 90 days' notice. Both change in control and good reason is defined the same as described above for Mr. Mozden.

Pursuant to the employment agreements, each of Messrs. Mozden and Lipps have agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of one year thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

If Sonic terminated Messrs. Mozden or Lipps on September 30, 2022, (not for cause), or if they elected to terminate their employment following a demotion or alteration of duties on September 30, 2022, or a change in control as defined in the employment agreements occurred in the case of Mr. Mozden and including a change of control in the case of Mr. Lipps, Sonic would be obligated to pay $300,000 and $299,571, respectively (based on fiscal 2022 and 2020 compensation for Messrs. Mozden and Lipps, respectively).  In addition, any non-vested rights of Messrs. Mozden and Lipps under the Employee Plans, would vest as of the date of employment termination. There would be no additional value of accelerated vesting of the options under these circumstances for Mr. Lipps as all of his outstanding options are exercisable.

Personal Benefits

Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this Proxy Statement entitled “Summary Compensation Table.”

Summary Compensation Table

The following table sets forth the compensation of our principal executive officer and our two other executive officers as of September 30, 2022.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Option Awards ($)(2) (e)	Non-Equity Incentive Plan Compensation ($)(3) (f)	All Other Compen- sation ($)(4) (g)	Total ($) (h)

Joseph P. Mozden, Jr. (5)	2022 2021	311,539 305,769	45,000 —	557,700 298,000	50,000 150,000	12,062 9,924	976,301 763,693

Kenneth A Minor (6) Chief Financial Officer and Secretary	2022 2021	197,943 86,252	— —	9,000 —	— —	— —	206,943 86,252

Robert M. Lipps Executive Vice President - Sales	2022 2021	244,038 239,616	— —	18,000 —	20,000 47,000	9.922 11,600	291,960 298,216

(1)	The amount in column (d) represents a discretionary bonus awarded to Mr. Mozden for performance related to a prior agreement.
(2)

The option awards in column (e) represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. The assumptions and methodology used in calculating the compensation expense of the option awards are provided in Sonic’s Form 10-K.  See Note 1, “Accounting for Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K. The amounts in this column represent value attributed to the awards at the date of grant and not necessarily the actual value that will be realized by the executive. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the ASC Topic 718 value.

(3)

The amounts in column (f) represent cash bonuses which were awarded for performance during the fiscal year based on a pre-established formula as described in the Narrative Discussion of Executive Compensation above.

(4)	The amount shown under column (g) for the fiscal year 2022 includes Sonic’s matching contribution under our 401(k) plan of $9,922 and $12,062 for Messrs. Lipps and Mr. Mozden.
(5)	Mr. Mozden was appointed CEO on September 14, 2020.
(6)

Mr. Minor was appointed CFO effective February 25, 2021 upon the retirement of Ms. Kelsy Boyd. His compensation represents cash payments made to his wholly owned consulting firm, Spotlight CFO Services, LLC and common stock options issued to him directly.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards as of September 30, 2022 held by the Named Executive Officers.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2) (c)	Option Exercise Price ($) (1) (d)	Option Expiration Date (1) (e)
Joseph P. Mozden, Jr.	134,000 195,000	66,000 195,000	3.16 2.95	10/20/2030 12/21/2031

Kenneth A. Minor	0	5,000	3.70	12/1/2031

Robert M. Lipps	40,000 27,816 41,273 51,071 0	0 0 0 0 10,000	7.80 7.17 4.75 2.49 3.70	10/17/2022 11/05/2025 12/27/2026 01/17/2028 12/21/2031

(1)	All options were granted under our stockholder approved Employee Stock Option Plan.
(2)

Unvested options for Mr. Mozden vest 5,500 on each month from October 14, 2022 through September 14, 2023; 20,000 on December 21, 2022; 65,000 each on December 21, 2023 and 2024; 45,000 on December 21, 2025.

(3)	Unvested option for Mr. Minor vests 1,666 on December 1, 2022 and 1,667 on each of December 1, 2023 and 2024.
(4)	Unvested options for Mr. Lipps vest 3,333 each on December 1, 2022 and 2023, and 3,334 on December 1, 2024.

Equity Compensation Plan Information

The following table summarizes share information, as of September 30, 2022, for the Company's equity compensation plans and arrangements.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,095,538	$3.74	1,224,917
Equity compensation plans not approved by security holders	—	—	—
Total	2,095,538	$3.74	1,224,917

(1)

Consists of the 2009 Stock Incentive Plan, the 2020 Equity Incentive Stock Option Plan, the 2008 Non-Employee Directors Stock Option Plan and outstanding warrants. For further information regarding these plans, reference is made to Note 5 of the financial statements.

PROPOSAL TWO: PROPOSAL TO AMEND THE 2020 EQUITY INCENTIVE PLAN

The Board of Directors recommends amending the 2020 Equity Incentive Plan (as amended, the “Amended 2020 Plan”) by increasing the shares that may be issued pursuant to the plan from 2,000,000 to 3,000,000.

Our Board believes that the Amended 2020 Plan is a vital component of our employee compensation programs, since it allows us the ability to compensate our employees, consultants and non-employee directors whose contributions are important to our success by offering them the opportunity to participate in our future performance while at the same time providing an incentive to build long-term stockholder value. We operate in a competitive market and new hire grants are essential in helping us attract talented individuals. Likewise, annual grants are essential in helping us retain and motivate our most valuable employees. Both new hire grants and annual grants help keep employees’ interests aligned with the interests of our stockholders. The Amended 2020 Plan is intended to increase the number of shares pursuant to the plan in order to provide sufficient shares for further grants. The 2020 Equity Incentive Plan, at the date of this filing, provided for the grant of up to 2,000,000 stock options, of which 1,425,600 were granted under the plan and 68,603 expired, leaving a balance of 1,356,997 granted on a net basis. Under the Amended 2020 Plan, 643,003 shares are available for grant.

Board Recommendation

We believe that the approval of the Amended 2020 Plan is appropriate. The Board believes that equity awards in meaningful amounts motivate high levels of performance, align the interests of our employees and stockholders by giving employees the perspective of an owner with an equity stake in the company and provide an effective means of recognizing employee contributions to the success of the company. The Board believes that equity awards are a competitive necessity in the environment in which we operate, and are essential to our continued success at recruiting and retaining the highly qualified technical and other key personnel who help the company meet its goals, as well as rewarding and encouraging current employees. The Board believes that the ability to continue granting meaningful equity awards will be important to our future success.

Summary of the 2020 Plan

The following paragraphs provide a summary of the principal features of the Amended 2020 Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended 2020 Plan to give effect to this Proposal 2, a copy of which has been filed with the SEC with this proxy statement as Annex A. For purposes of this Summary of the Amended 2020 Plan, the term “Committee” refers to the Compensation Committee, unless the context or applicable law requires otherwise.

Purpose. Our Amended 2020 Plan will advance the interests of Sonic and our stockholders by providing equity-based incentives that are necessary in today’s competitive labor market to attract, motivate, reward and retain employees, consultants, directors and other advisors upon whose judgment and contributions we depend for our success. The Amended 2020 Plan will allow us to achieve these purposes by providing for grants of stock options, stock appreciation rights, stock purchase rights, stock grants, RSU’s, performance shares and performance units.

Eligibility. We may grant awards to employees (including executive officers) and consultants of Sonic, our subsidiary corporations or other affiliated entities of Sonic and members of our Board. Pursuant to applicable tax law, we may grant incentive stock options only to employees; however, we may grant all other awards to any eligible participant. As of September 30, 2022, we had a total of 193 employees and five non-employee directors who would be eligible to be granted awards from the Amended 2020 Plan. Consultants are also eligible to participate in the Amended 2020 Plan. The number of consultants generally fluctuates, but as of September 30, 2022, there were less than 25 consultants of the Company and its subsidiaries that would be eligible to participate in the Amended 2020 Plan. We have made awards to four consultants under the Amended 2020 Plan and expect to make future awards to consultants under the Amended 2020 Plan. Determination of awards under the Amended 2020 Plan will be made by the Compensation Committee based on factors such as the recipient’s contributions to the Company, longevity of service, and retention incentives. Information about the number and roles of employees may also be found in our Annual Report on Form 10-K filed on December 8, 2022, copies of which were distributed to stockholders with this Proxy Statement.

Shares Subject to the Amended 2020 Plan. We are proposing to increase the number of shares reserved under the Amended 2020 Plan from 2,000,000 shares of our common stock to 3,000,000.

Shares Available for Grant.  If any award granted under the Amended 2020 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase upon failure to vest at termination are forfeited or repurchased, such shares will again become available for issuance under the Amended 2020 Plan in proportion to the number of shares by which the reserve was originally reduced at the time of grant or issuance. Shares will not be treated as having been issued under the Amended 2020 Plan, and will therefore not reduce the number of shares available for grant, to the extent an award is settled in cash (other than stock appreciation rights). Shares will be treated as having been issued under the Amended 2020 Plan to the extent such shares are withheld in satisfaction of tax withholding obligations or the payment of the award’s exercise or purchase price. Upon exercise of stock appreciation rights or net exercise of options, the gross number of shares exercised will be treated as having been issued under the Amended 2020 Plan. Shares issued under the Amended 2020 Plan may be authorized but unissued or reacquired shares of Sonic common stock or any combination thereof.

Share Adjustments for Changes in Capital Structure. Appropriate adjustments will be made to the number and class of shares reserved under the Amended 2020 Plan, the other numerical limits described in the Amended 2020 Plan and the number of shares and exercise or purchase price of outstanding awards granted under the Amended 2020 Plan, in the event of any change in our common stock through a stock split, stock dividend, merger, reorganization, or similar change in Sonic's capital structure, or in the event of a dividend or distribution to our stockholders in a form other than Sonic common stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of Sonic common stock.

Award Types. The Amended 2020 Plan authorizes the award of stock options, stock appreciation rights, stock grants, stock purchase rights, RSU’s, performance shares and performance units, as well as for services as a director, cash-based amounts (including, without limitation, retainers).

Administration. The Amended 2020 Plan will continue to be administered by the Board and the Committee (the “Plan Administrator”). The Board authorizes grants of awards to its directors. The Committee, which consists entirely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, will be authorized to grant all types of awards to employees, executive officers and consultants. Subject to the provisions of the Amended 2020 Plan and the authority delegated to it by the Board, the Committee will determine, in its discretion, the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Plan Administrator interprets the Amended 2020 Plan and may also establish rules and policies for administration of the Amended 2020 Plan. The Plan Administrator will have the power and authority to make all determinations and take any actions with respect to the Amended 2020 Plan and awards granted under the Amended 2020 Plan that the Plan Administrator deems advisable and otherwise not inconsistent with the Amended 2020 Plan terms or applicable law.

Stock Options. The Plan Administrator may grant stock options under the Amended 2020 Plan. The exercise price of each stock option may not be less than the fair market value of a share of our common stock on the date of grant (except in connection with the assumption or substitution for another stock option in a manner qualifying under Sections 409A and 424(a) of the Internal Revenue Code of 1986, as amended (“Code”)). In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any subsidiary corporation of Sonic (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.

The Plan Administrator may permit payment of the exercise price of an option in such form of consideration as approved by the Plan Administrator to the extent permitted by applicable law.

Stock options become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Plan Administrator. Stock options granted under the Amended 2020 Plan will expire not later than ten years from the date of grant and in no event will the term of an incentive stock option granted to a Ten Percent Stockholder exceed five years.

Stock Appreciation Rights. The Plan Administrator may grant stock appreciation rights either in tandem with a related stock option (a “Tandem SAR”) or independently of any stock option (a “Freestanding SAR”). A Tandem SAR requires the stock option holder to elect either the exercise of the underlying stock option for shares of common stock which will result in the surrender of the related Tandem SAR, or the exercise of the Tandem SAR which will result in the surrender of the related stock option. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Plan Administrator, provided that a Freestanding SAR will expire not later than seven years from the date of grant. The exercise price of a stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of a stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. At the Plan Administrator’s discretion, we may pay this stock price appreciation in cash, in shares of common stock whose fair market value on the exercise date equals the payment amount, or a combination of both. Payment generally is made in a lump sum as soon as possible following exercise.

Repricing Prohibition. Repricing a stock option or a stock appreciation right is prohibited without prior stockholder approval.

Stock Awards. Stock awards may be granted under the Amended 2020 Plan in the form of a stock grant, a stock purchase right or an RSU. No monetary payment is required for receipt of shares pursuant to a stock grant. The purchase price for shares issuable under each stock purchase right (and, if applicable, each RSU) will be established by the Plan Administrator in its discretion and may be paid in cash, by check, in cash equivalent, by such other lawful consideration as approved by the Plan Administrator, or any combination thereof.

Stock awards may be granted by the Plan Administrator subject to such restrictions for such periods as determined by the Plan Administrator and set forth in a written agreement between Sonic and the participant, and neither the award nor the shares acquired pursuant to the award may be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant’s continued service or other factors, such as the attainment of one or more performance goals established by the Plan Administrator.

Unless determined otherwise by the Plan Administrator, a participant generally will have all the rights of a stockholder including voting rights and right to receive dividends with respect to shares underlying a stock grant award but dividends shall not be paid to the participant unless the related stock grant award vests. The Plan Administrator may grant dividend equivalent rights with respect to restricted stock units but payments with respect to such dividend equivalent rights shall not be made unless the related RSUs vest.

Performance Awards. The Plan Administrator may grant performance shares and performance units (“performance awards”) subject to such conditions and the attainment of such performance goals over such periods as the Plan Administrator determines. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of one share of common stock and $100 per unit, respectively. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. We may settle performance awards to the extent earned in cash, shares of our common stock (including shares of restricted stock) or a combination of both. The Plan Administrator may grant dividend equivalent rights with respect to performance shares for cash dividends, which may be paid to the participant in the form of cash, shares of common stock or a combination of both but shall only be payable if the related performance shares are earned.

Generally, performance goals will be based on the achievement of company-wide, divisional or individual goals or any other basis determined by the Committee in its discretion.

Following completion of the applicable performance period, the Plan Administrator will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Plan Administrator may otherwise make positive or negative adjustments to performance award payments to participants to reflect the participant’s individual job performance or other factors determined by the Plan Administrator.

Clawback/Recovery. Any award granted under the Amended 2020 Plan is subject to recovery pursuant to any clawback requirements that the Plan Administrator sets forth in the award agreement and any clawback policy that Sonic otherwise is required to adopt under applicable law.

Change of Control. In the event of a “Change of Control” (as defined in the Amended 2020 Plan), the surviving, continuing successor or purchasing entity or its parent may, without the consent of any participant, either assume Sonic's rights and obligations under outstanding awards or substitute substantially equivalent equity awards. If the acquiring entity elects not to do so, then all unexercised and unvested portions of all outstanding awards will become immediately exercisable and vested in full. Any awards which are not assumed or replaced in connection with a Change of Control or exercised prior to the Change of Control will terminate effective as of the time of the Change of Control. We may provide in the future additional benefits upon a Change of Control or other similar transactions.

Transferability. Generally, awards under the Amended 2020 Plan may not be transferred except by will or the laws of descent and distribution, and may be exercised during a participant’s lifetime only by the participant.

Tax Withholding. To the extent permitted by law, we may deduct from the shares issuable to a participant upon the exercise or settlement of an award, or to accept from the participant the tender of, shares having a value equal to all or any part of the tax withholding obligations; provided that, the value of shares withheld or tendered to satisfy any such tax withholding obligations may not exceed the amount determined by the Plan Administrator or the amount of taxes owed by the participant using the maximum statutory tax rate in the participant’s applicable jurisdiction.

Termination or Amendment. The Amended 2020 Plan will continue in effect until the first to occur of (1) its termination by the Board, or (2) the date on which all shares available for issuance under the Amended 2020 Plan have been issued and all restrictions on such shares under the terms of the Amended 2020 Plan and the agreements evidencing awards granted under the Amended 2020 Plan have lapsed. All incentive stock options must be granted, if at all, within ten years from the earlier of the date the Amended 2020 Plan is adopted by the Board (or the Committee) or the date the Amended 2020 Plan is duly approved by our stockholders.

The Plan Administrator may terminate or amend the Amended 2020 Plan at any time, provided that without stockholder approval, the 2020 Plan cannot be amended to effect any change that would require stockholder approval under any applicable law, regulation or rule. Further, generally no termination or amendment of the Amended 2020 Plan may adversely affect an outstanding award without the participant’s consent, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.

Summary of Federal Income Tax Consequences

The following summary is intended only as a general guide to the current U.S. federal income tax consequences of participation in the Amended 2020 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances, and, among other considerations, does not describe state, local, or international tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Incentive Stock Options. A participant recognizes no taxable ordinary income as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through the exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Sonic will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods described above (a “disqualifying disposition”), then at the time of such disqualifying disposition the participant will realize taxable ordinary income equal to the lesser of (1) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (2) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long term or short term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Sonic will be entitled to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options and Stock Appreciation Rights. A participant generally recognizes no taxable ordinary income as a result of the grant of a nonstatutory stock option or stock appreciation right with a per share exercise price equal to not less than the fair market value of a share of the underlying stock on the date of grant. Upon exercise of a nonstatutory stock option or stock appreciation right, the participant generally recognizes ordinary income in the amount equal to the excess of the fair market value of the exercised shares on the date of purchase over the exercise price of such shares. Generally, Sonic will be entitled to an income tax deduction in the taxable year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Grants and Stock Purchase Rights. A participant acquiring stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” and the participant’s purchase price, if any. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable, or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as a capital gain or loss. Such gain or loss will be long term or short term depending on whether the stock was held for more than one year. Sonic generally will be entitled to a corresponding income tax deduction in the taxable year in which ordinary income is recognized by the participant.

Restricted Stock Units. A participant generally recognizes no taxable ordinary income as a result of the grant of an RSU award. In general, the participant will recognize ordinary income in the year in which the shares subject to that award vest and are actually issued to the participant, in an amount equal to the fair market value of the shares on the date of issuance. Sonic generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant for the taxable year in which such ordinary income is recognized by the participant.

Performance Awards. A participant generally will recognize no income as a result of the grant of a performance share or performance unit award. Upon the settlement of such awards, participants generally will recognize ordinary income in the year of receipt in an amount equal to the cash received, if any, and the fair market value of any unrestricted shares received. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in “Stock Grants and Stock Purchase Rights.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as a capital gain or loss. Sonic generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant for the taxable year in which such ordinary income is recognized by the participant.

Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation actually or constructively is received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Awards Under the Plan

Awards under the Amended 2020 Plan would be made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the Amended 2020 Plan in the future are not determinable at this time. No awards have been granted that are contingent on the approval of the Amended 2020 Plan.

Approval of the Amended 2020 Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO AMENDING THE 2020 EQUITY INCENTIVE PLAN.

PROPOSAL THREE: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Introduction

The core of Sonic’s executive compensation policies and practices continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Narrative Discussion of Executive Compensation section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2022 compensation of our Named Executive Officers.

Pursuant to the “Say on Pay” rules enacted pursuant to Section 14A of the Exchange Act, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Sonic Foundry, Inc., that the stockholders approve the compensation of Sonic’s Named Executive Officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of this Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL THREE.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Wipfli LLP (“Wipfli”) as independent auditors to audit our financial statements for the year ending September 30, 2023, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. We expect that representatives of Wipfli will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Wipfli as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Wipfli to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Sonic and its stockholders.

The ratification of the appointment of Wipfli as independent public accountants requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL FOUR RATIFYING THE APPOINTMENT OF WIPFLI AS INDEPENDENT AUDITORS FOR SONIC.

Relations with Independent Auditors

The Company, upon the recommendation of its audit committee has selected Wipfli, LLP (“Wipfli”) as its independent auditor for the fiscal year ending September 30, 2023.

During the years ended September 30, 2022 and 2021, neither the Company nor its audit committee consulted Wipfli with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, as defined in Item 304(a)(2)(i) of Regulation S-K, for which was concluded an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue. Likewise, neither the Company nor the audit committee consulted Wipfli regarding any matter that was the subject of a disagreement or a reportable event, as defined in Item 304(a)(2)(ii) of Regulation S-K.

As stated in Proposal 4, the Board has selected Wipfli to serve as our independent auditors for the fiscal year ending September 30, 2023.

Audit services performed by Wipfli for Fiscal years 2022 and 2021 consisted of the examination of our financial statements, review of fiscal quarter results, and services related to filings with the Securities and Exchange Commission (SEC). We also retained Wipfli to perform certain audit related services associated with the audit of our benefit plan. All fees paid to Wipfli were reviewed, considered for independence and upon determination that such payments were compatible with maintaining such auditors’ independence, approved by Sonic’s audit committee prior to performance.

Fiscal Years 2022 and 2021 Audit Firm Fee Summary

During fiscal years 2022 and 2021, we retained our principal accountants to provide services in the following categories and amounts:

	Years Ended September 30,
	2022	2021
Wipfli LLP
Audit Fees	$332,990	$270,580
Audit-Related Fees	15,400	11,000
Tax Fees	34,799	30,090
All Other Fees	—	—
Total Fees	$383,189	$311,670

All of the services described above were approved by Sonic’s audit committee prior to performance. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. The audit committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

REPORT OF THE AUDIT COMMITTEE 1

The Audit Committee's role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors' audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles. The Audit Committee held four meetings during fiscal 2022.

Messrs. Murphy, St. Lawrence and Wiegand meet the rules of the SEC for audit committee membership and are "independent" as that term is used in Rule 10A-3 under the Exchange Act and under Nasdaq listing standards. A copy of the Audit Committee Charter is available on Sonic’s website at www.sonicfoundary.com/investors.

As set forth in the Audit Committee Charter, management of Sonic is responsible for the preparation, presentation and integrity of Sonic’s financial statements and for the effectiveness of internal control over financial reporting. Management and the accounting department are responsible for maintaining Sonic’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sonic’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

1 The material in this report is not “soliciting material”, is not deemed filed with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Audit Committee has reviewed and discussed with our independent auditors, Wipfli, matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with Wipfli matters relating to its independence, including a review of audit related fees, and considered the compatibility of non-audit services with the auditors' independence.

The members of the Audit Committee are not full-time employees of Sonic and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Sonic’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Sonic’s auditors are in fact “independent.”

We have reviewed and discussed with management and Wipfli the audited financial statements. We discussed with Wipfli the overall scope and plans of their audit. We met with Wipfli, with and without management present, to discuss results of their examination and the overall quality of Sonic’s financial reporting.

Based on the reviews and discussions referred to above and our review of Sonic’s audited financial statements for fiscal 2022, we recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022, for filing with the SEC effective December 8, 2022.

Respectfully submitted,

AUDIT COMMITTEE

Nelson A. Murphy, Chair

William St. Lawrence

Brian T. Wiegand

RELATED PARTY TRANSACTIONS

Frederick H. Kopko, Jr., a former director, stockholder and lender of Sonic, is a partner in McBreen & Kopko, our SEC counsel prior to November 2022. During fiscal 2022, we paid the Chicago law firm of McBreen & Kopko certain compensation for legal services rendered subject to standard billing rates, which compensation totaled approximately $119,000. Mr. Kopko resigned from the Board on November 15, 2022.

On November 16, 2022, the Company entered into a Loan and Security Agreement with Neltjeberg Bay Enterprises, LLC (“NBE”) whereby NBE loaned the Company $5,500,000 at a rate of 12% interest per annum due in 30 equal installments beginning on June 1, 2023. The facility also includes a 2% facility fee and a loan premium due at maturity equal to 20% of the amount loaned which is earned monthly based on the number of months the loan remains outstanding. The loan is secured by all assets of the Company. Mr. Kopko is the Managing Director of NBE.

On November 16, 2022, Sonic closed a financing transaction with Mark D. Burish, a director and the Non-Executive Chair of Sonic, whereby he loaned Sonic $3,000,000, purchased 1,176,471 shares of common stock at a price of $1.02 per share and received warrants to purchase 511,765 shares of common stock at an exercise price of $1.02 per share. The loan bears interest at a rate of 12% interest per annum due in 30 equal installments beginning on June 1, 2023. The loan also includes a 2% facility fee and a loan premium due at maturity equal to 20% of the amount loaned which is earned monthly based on the number of months the loan remains outstanding. The loan is secured by all assets of the Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Sonic's officers and directors, and persons who own more than ten percent of Sonic's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and Forms 4 furnished to us pursuant to Rule 16a-3 under the Exchange Act during our most recent fiscal year, to Sonic's knowledge, all reporting persons complied with all applicable filing requirements of Section 16(a) of the Exchange Act.

Code of Ethics

Sonic has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K) that applies to its principal executive, financial and accounting officers. Sonic will provide a copy of its code of ethics, without charge, to any investor who requests it. Requests should be addressed in writing to Mr. Ken Minor, Corporate Secretary, 222 West Washington Ave, Madison, WI 53703.

Hedging Policy

Our insider trading policy prohibits our directors and employees, including our executive officers, from engaging in any short sale of the Company’s securities or any purchase or sale of put or call options involving the Company’s securities. All transactions in our securities by our directors and employees, including our executive officers, must be pre-cleared with our Insider Trading Compliance Officer (currently the Chief Financial Officer) under our insider trading policy.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an email to the following address: directors@sonicfoundry.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Secretary, Sonic Foundry Incorporated, 222 West Washington Avenue, Madison, WI 53703.

Each communication received by the Secretary will be promptly forwarded to the specified party following normal business procedures. The communication will not be opened but rather will be delivered unopened to the intended recipient. In the case of communications to the Board or any group or committee of Directors, the Secretary will open the communication and will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

We have placed on our website for investors located at www.sonicfoundary.com/investors a description of our policy for our directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year's annual meeting of shareholders.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Sonic's Proxy Materials.

Stockholders of Sonic may submit proposals on matters appropriate for stockholder action at meetings of Sonic's stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in Sonic's proxy materials relating to its 2024 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Sonic no later than the anniversary date of 120 days prior to the date of this proxy statement (September 28, 2023). Such proposals should be delivered to Corporate Secretary, Sonic Foundry, Inc., 222 West Washington Avenue, Madison, Wisconsin 53703.

Requirements for Stockholders Proposals to be Brought Before the Annual Meeting.

Sonic's bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary not less than ninety nor more than one hundred twenty calendar days prior to the anniversary of the date on which Sonic held its immediately preceding annual meeting of stockholders. To be timely for the 2024 Annual Meeting of Stockholders, a stockholder's notice must be delivered or mailed to and received by Sonic's Secretary at the principal executive offices of Sonic between November 11, 2023 and December 11, 2023. However, in the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days from March 10, 2024, to be timely, notice by the stockholders must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder's notice as provided above. A stockholder's notice to Sonic's Secretary must set forth the information required by Sonic's bylaws with respect to each matter the stockholder proposes to bring before the Annual Meeting.

In addition, the proxy solicited by the Board of Directors for the 2023 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which Sonic has not been provided with notice on or prior to the anniversary date of 45 days prior to the date of this proxy statement (December 12, 2023) and (ii) any other proposal, if the 2023 proxy statement briefly describes the matter and how management's proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act. Notwithstanding the above, all stockholder proposals must comply with the provisions of Sonic’s bylaws.

OTHER MATTERS

The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

GENERAL

A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2022 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from us. We will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Sonic's common stock. In addition, directors, officers and regular employees of Sonic and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are to be paid by Sonic.

Sonic will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of Sonic's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2022, including the financial statements and schedules thereto. Exhibits to said report, and exhibits to this proxy statement, will be provided upon payment of fees limited to Sonic's reasonable expenses in furnishing such exhibits. Written requests should be directed to Investor Relations, 222 West Washington Avenue, Madison, Wisconsin 53703. We also make available, free of charge, at the “Investor Information” section of our website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement, amendments and exhibits to such reports as soon as practicable after the filing of such reports, exhibits and proxy statements with the Securities and Exchange Commission.

In order to assure the presence of the necessary quorum at this year's virtual Annual Meeting, and to save Sonic the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting virtually at the meeting.

By Order of the Board of Directors,

/s/ Ken Minor

January 26, 2023	Ken Minor, Secretary

SONIC FOUNDRY, INC.
ATTN: KEN MINOR
222 W. WASHINGTON AVE
MADISON, WI 53703

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D95840-P83527 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONIC FOUNDRY, INC.

The Board of Directors recommends you vote FOR the following:

Nominee:	For	Withhold
1a. William St. Lawrence	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D95841-P83527

SONIC FOUNDRY, INC.
Annual Meeting of Stockholders
March 10, 2023 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joe Mozden Jr. and Ken Minor, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sonic Foundry, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on March 10, 2023 at www.sonicfoundry.com/investors/annual-meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side